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                                                                  Exhibit 99.2.A

                                Exhibit 24(b)(9)


Opinion and Consent of Robert F. Colby, Esq. as to Legality of Securities Being
                                   Registered
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                                [AUSA Letterhead]


January 25, 2002


Board of Directors
AUSA Life Insurance Company, Inc.
AUSA Series Annuity Account B
4 Manhattanville Road
Purchase, New York 10577

Gentlemen:

In my capacity as Vice President, Assistant Secretary and Counsel of AUSA Life Insurance Company, Inc. ("AUSA"), I have participated in the preparation and review of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No. 333-64650/811-10437) filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of flexible payment variable accumulation deferred annuity contracts (the "Contracts") to be issued with respect to the AUSA Series Annuity Account B (the "Account"). The Account was established on October 24, 1994, by the Board of Directors of AUSA as a separate account for assets applicable to the Contracts, pursuant to the provisions of the New York Insurance Law.

I am of the following opinion:

1. AUSA has been duly organized under the laws of New York and is a validly existing corporation.

2. The Account has been duly created and is validly existing as a separate account pursuant to New York Insurance Law.

3. Section 4240 of the New York Insurance Law provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business AUSA may conduct. Assets allocated to the fixed account under the Contracts, however, are part of AUSA's general account and are subject to AUSA's general liabilities from business operations.

4. The Contracts, when issued as contemplated by the Registration Statement, will be legal and binding obligations of AUSA in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as to an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert F. Colby
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Robert F. Colby
Vice President, Assistant
Secretary and Counsel